SCHEDULE A

to the

UNDERWRITING AGREEMENT

Funds to be Serviced Under This Agreement

Amerigo Fund (Class N)

Clermont Fund (Class C and Class N)

Berolina Fund (Class N)

Descartes Fund (Class N)

Liahona Fund (Class N)

This Schedule was amended on September 23, 2005 to add the Berolina Fund, and on December 19, 2005 to add the Descartes and Liahona Funds.

ADVISORONE FUNDS

AQUARIUS FUND DISTRIBUTORS, LLC

By:__/s/ W. Patrick Clarke________                        By:__/w/ Brian Nielsen__________

W. Patrick Clarke, President

Brian Nielsen, President